As filed with the U.S. Securities and Exchange Commission on March 14, 2018

Registration No. 333-158266

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-158266

UNDER

THE SECURITIES ACT OF 1933

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1389	26-0287117
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14624 N. Scottsdale Rd., Suite 300

Scottsdale, Arizona 85254

(602) 903-7802

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph M. Crabb

Executive Vice President & Chief Legal Officer

Nuverra Environmental Solutions, Inc.

14624 N. Scottsdale Rd., Suite 300

Scottsdale, Arizona 85254

(602) 903-7802

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Matthew M. Holman

Squire Patton Boggs (US) LLP

1 E. Washington Street, Suite 2700

Phoenix, Arizona 85004

(602) 528-4000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller Reporting Company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

On May 1, 2017, Nuverra Environmental Solutions, Inc., a Delaware corporation (the “Company”) and certain of its material subsidiaries filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to pursue prepackaged plans of reorganization (together and as amended, the “Plan”). On July 25, 2017, the Bankruptcy Court entered an order confirming the Plan. The Plan became effective on August 7, 2017 (the “Effective Date”), when all remaining conditions to the effectiveness of the Plan were satisfied or waived.

On the Effective Date, pursuant to the Plan, (i) all shares of the Company’s pre-Effective Date common stock and all other previously issued and outstanding equity interests in the Company, and any rights of any holder in respect thereof, were cancelled and discharged and (ii) all agreements, instruments, and other documents evidencing, relating to or connected with the pre-Effective Date common stock and all other previously issued and outstanding equity interests of the Company, and any rights of any holder in respect thereof, were cancelled and discharged and of no further force or effect. Pursuant to the Plan, on the Effective Date, the Company created a new class of common stock, par value $0.01, and issued 11,695,580 shares of the new class of common stock and 118,137 warrants to purchase shares of the new class of common stock.

The Company is filing this Post-Effective Amendment to the following Registration Statement (the “Registration Statement”) to deregister any and all securities that remain unsold under such Registration Statement as a result of the cancellation of the Company’s pre-Effective Date common stock:

(1)	Registration No. 333-158266 on Form S-3, pertaining to the registration of 23,621,080 shares of the Company’s pre-Effective Date common stock issued to the selling stockholders named therein in connection with the Company’s acquisition of China Water and Drinks, Inc. pursuant to that certain Agreement and Plan of Merger and Reorganization, dated May 19, 2008, as amended, 7,000,000 shares of the Company’s pre-Effective Date common stock underlying warrants purchased by the Company’s founders in connection with the Company’s initial public offering, 13,529,200 shares of the Company’s pre-Effective Date common stock originally purchased by the Company’s founders in connection with the Company’s formation, and 3,529,200 shares of the Company’s pre-Effective Date common stock underlying warrants originally purchased by the Company’s founders in connection with the Company’s formation, which was filed with the Securities and Exchange Commission on March 27, 2009 and declared effective on May 8, 2009.

In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of each offering, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statement as a result of the cancellation of the Company’s pre-Effective Date common stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on March 14, 2018.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

By:	/s/ Joseph M. Crabb
Joseph M. Crabb
Executive Vice President & Chief Legal Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.